EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS THIRD QUARTER

DILUTED EARNINGS OF 52¢ PER SHARE AND

DECLARES DIVIDEND OF 21¢ PER SHARE

SOUTHPORT, CONNECTICUT, October 31, 2018--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the third quarter of 2018 the Company reported net sales of $114.9 million and diluted earnings of 52¢ per share, compared with net sales of $104.8 million and diluted earnings of 53¢ per share in the third quarter of 2017.

For the nine months ended September 29, 2018, net sales were $374.5 million and diluted earnings were $2.19 per share. For the corresponding period in 2017, net sales were $404.0 million and diluted earnings were $2.32 per share.

The Company also announced today that its Board of Directors declared a dividend of 21¢ per share for the third quarter for stockholders of record as of November 16, 2018, payable on November 30, 2018. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy made the following observations related to the Company’s 2018 third quarter performance:

•	In the third quarter of 2018, net sales increased 10% from the third quarter of 2017.

•	Earnings per share, which were 52¢ in the third quarter of 2018, benefitted by the following:

o	Effective January 1, 2018, the Company adopted Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which modified the timing of revenue recognition related to certain sales promotion activities involving the shipment of no charge firearms. Consequently, net sales in the third quarter of 2018 were increased by $0.6 million. As a result, quarterly diluted earnings per share was increased by approximately 1¢.

o	The reduced effective tax rate in 2018, resulting from the Tax Cuts and Jobs Act of 2017, increased the quarterly diluted earnings per share by 7¢.

o	The repurchase of 1.3 million shares of common stock in 2017 increased the quarterly diluted earnings per share by 4¢.

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•	The comparison of earnings per share for the third quarter of 2018 to the third quarter of 2017 was adversely impacted by 16¢ due to improved manufacturing efficiencies and favorable leveraging in the current quarter, which reduced the carrying cost of inventory and increased cost of sales in the current quarter by $0.9 million. Conversely, unfavorable deleveraging in the prior year increased the carrying cost of inventory and decreased cost of sales by $2.1 million in the third quarter of 2017.

•	In October 2018, the Company issued a safety bulletin announcing that some Ruger American Pistols chambered in 9mm may exhibit premature wear of the locking surfaces between the slide and barrel. The Company is offering a free retrofit to customers of affected pistols and recorded a $1.0 million expense in the third quarter of 2018, which was the expected total cost of the safety bulletin.

•	Sales of new products, including the Pistol Caliber Carbine, the Mark IV pistol, the LCP II pistol, the EC9s pistol, the Security-9 pistol, and the Precision Rimfire Rifle, represented $112.7 million or 30% of firearm sales in the first nine months of 2018. New product sales include only major new products that were introduced in the past two years.

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 1% in the first nine months of 2018 compared to the prior year period. For the same period, the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation (“NSSF”)) decreased 5%. The slight increase in estimated sell-through of the Company’s products from the independent distributors to retailers is attributable to strong demand for some of the Company’s recently introduced products, partially offset by decreased overall consumer demand in the first nine months of 2018.

•	During the third quarter of 2018, the Company’s finished goods inventory increased by 18,000 units and distributor inventories of the Company’s products increased by 22,100 units. In the aggregate, total Company and distributor inventories decreased 151,700 units from the end of the third quarter of 2017.

•	Cash generated from operations during the first nine months of 2018 was $96 million. At September 29, 2018, our cash totaled $138 million. Our current ratio is 3.5 to 1 and we have no debt.

•	In the first nine months of 2018, capital expenditures totaled $5 million. We expect our 2018 capital expenditures to total approximately $10 million.

•	In the first nine months of 2018, the Company returned $16 million to its shareholders through the payment of dividends.

•	At September 29, 2018, stockholders’ equity was $254 million, which equates to a book value of $14.34 per share, of which $7.78 per share is cash.

Today, the Company filed its Quarterly Report on Form 10-Q. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, November 1, 2018, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the third quarter operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 1387199.

The Quarterly Report on Form 10-Q is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 600 variations of more than 40 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

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STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 29, 2018	December 31, 2017

Assets

Current Assets
Cash	$137,839	$63,487
Trade receivables, net	46,810	60,082

Gross inventories	74,198	87,592
Less LIFO reserve	(45,811)	(45,180)
Less excess and obsolescence reserve	(2,195)	(2,698)
Net inventories	26,192	39,714

Prepaid expenses and other current assets	3,582	3,501
Total Current Assets	214,423	166,784

Property, plant and equipment	353,115	365,013
Less allowances for depreciation	(268,702)	(261,218)
Net property, plant and equipment	84,413	103,795

Deferred income taxes	931	-
Other assets	16,285	13,739
Total Assets	$316,052	$284,318

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STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(Dollars in thousands, except per share data)

	September 29, 2018	December 31, 2017

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$30,219	$32,422
Contract liabilities with customers	5,931	-
Product liability	765	729
Employee compensation and benefits	19,707	14,315
Workers’ compensation	5,175	5,211
Total Current Liabilities	61,797	52,677

Product liability	99	90
Deferred income taxes	-	1,402

Contingent liabilities	-	-

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	-	-
Common Stock, par value $1:
Authorized shares – 40,000,000 2018 – 24,123,418 issued, 17,458,020 outstanding 2017 – 24,092,488 issued, 17,427,090 outstanding	24,123	24,092
Additional paid-in capital	31,721	28,329
Retained earnings	341,907	321,323
Less: Treasury stock – at cost 2018 – 6,665,398 shares 2017 – 6,665,398 shares	(143,595)	(143,595)
Total Stockholders’ Equity	254,156	230,149
Total Liabilities and Stockholders’ Equity	$316,052	$284,318

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STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017

Net firearms sales	$113,798	$103,658	$370,697	$400,533
Net castings sales	1,147	1,159	3,817	3,493
Total net sales	114,945	104,817	374,514	404,026

Cost of products sold	86,853	74,603	274,003	283,113

Gross profit	28,092	30,214	100,511	120,913

Operating expenses:
Selling	8,922	10,606	27,045	36,650
General and administrative	7,213	6,291	23,545	21,779
Total operating expenses	16,135	16,897	50,590	58,429

Operating income	11,957	13,317	49,921	62,484

Other income:
Interest expense, net	(92)	(30)	(141)	(96)
Other income, net	328	154	1,363	935
Total other income, net	236	124	1,222	839

Income before income taxes	12,193	13,441	51,143	63,323

Income taxes	2,987	4,071	12,484	21,530

Net income and comprehensive income	$9,206	$9,370	$38,659	$41,793

Basic earnings per share	$0.53	$0.53	$2.22	$2.34

Diluted earnings per share	$0.52	$0.53	$2.19	$2.32

Cash dividends per share	$0.34	$0.23	$0.89	$1.15

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STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended
	September 29, 2018	September 30, 2017

Operating Activities
Net income	$38,659	$41,793
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	24,517	26,026
Slow moving inventory valuation adjustment	(147)	694
Stock-based compensation	4,239	2,647
(Gain) loss on sale of assets	(9)	31
Deferred income taxes	(2,333)	925
Changes in operating assets and liabilities:
Trade receivables	13,272	16,288
Inventories	13,669	1,672
Trade accounts payable and accrued expenses	(2,238)	(17,805)
Contract liability to customers	3,704	-
Employee compensation and benefits	5,079	(11,028)
Product liability	44	(549)
Prepaid expenses, other assets and other liabilities	(2,878)	(4,259)
Income taxes payable	-	2,578
Cash provided by operating activities	95,578	59,013

Investing Activities
Property, plant and equipment additions	(4,884)	(13,205)
Proceeds from sale of assets	9	3
Cash used for investing activities	(4,875)	(13,202)

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(816)	(2,482)
Repurchase of common stock	-	(64,850)
Dividends paid	(15,535)	(20,246)
Cash used for financing activities	(16,351)	(87,578)

Increase (decrease) in cash and cash equivalents	74,352	(41,767)

Cash and cash equivalents at beginning of period	63,487	87,126

Cash and cash equivalents at end of period	$137,839	$45,359

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Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017

Net income	$9,206	$9,370	$38,659	$41,793

Income tax expense	2,987	4,071	12,484	21,530
Depreciation and amortization expense	8,173	7,373	24,517	26,026
Interest expense, net	92	30	141	96
EBITDA	$20,458	$20,844	$75,801	$89,445

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